                                                                      Exhibit 11

                VALUEVISION INTERNATIONAL, INC. AND SUBSIDIARIES

                   Computation of Net Income (Loss) Per Share



                                                    1997                    1996                  1995
                                                    ----                    ----                  ----
 Net income (loss)                               $18,089,722            $11,019,565          $(6,104,095)
                                                 ===========            ===========          ===========

 Weighted average number of common
 shares outstanding                               31,718,390             28,627,356           27,264,856

 Shares assumed to be issued upon the
 exercise of common stock options and
 warrants under the treasury stock method            266,073                -                      -
                                                 -----------            -----------          -----------

 Weighted average number of common
 and dilutive common equivalent shares
 outstanding                                      31,984,463             28,627,356           27,264,856
                                                 ===========            ===========          ===========

 Net income (loss) per common and
 dilutive common equivalent share                $      0.57            $      0.38          $     (0.22)
                                                 ===========            ===========          ===========